EXECUTION VERSION

DEED OF GUARANTEE GRANTED BY AEROCENTURY CORP. IN FAVOUR OF EXPORT DEVELOPMENT CANADA IN RELATION TO ONE (1) BOMBARDIER CRJ 1000 AIRCRAFT BEARING MANUFACTURER'S SERIAL NUMBER 19002

178384-4-6491-v9.0 70-40595385

CONTENTS

Clause Page

178384-4-6491-v9.0 70-40595385

THIS DEED OF GUARANTEE (this "Guarantee") is made by way of deed on
___________________ 2016 by AEROCENTURY CORP. (the "Guarantor") in favour of EXPORT DEVELOPMENT CANADA, as security trustee for and on behalf  of the Lenders and the other Finance Parties (the "Security Agent").

WHEREAS

(A)	Pursuant to a senior loan agreement dated on or about the date hereof (such agreement, as from time to time amended, supplemented or novated, being herein called the "Senior Loan Agreement") between ACY SN 19002 Limited (the "Borrower"), as borrower, the Security Agent, as security trustee for and on behalf of the Finance Parties, Export Development Canada, as facility agent for and on behalf of the Lenders, and Export Development Canada as the Original Lender, the Original Lender has agreed to provide the Borrower with a senior loan facility in order to partially fund the Borrower's acquisition of the Aircraft.

(B)	It is a condition precedent to the obligations of the Original Lender to make the senior loan facility available under the Senior Loan Agreement that the Guarantor execute and deliver this Guarantee to the Security Agent.

NOW, THEREFORE, in consideration of the Security Agent and the Finance  Parties entering into the Relevant Documents the Guarantor hereby agrees for the benefit of the Security Agent and the Finance Parties as follows:

1.         INTERPRETATION

1.1	Unless otherwise defined herein, all terms used herein which are defined in the Senior Loan Agreement shall have the respective meanings given to them in the Senior Loan Agreement.

1.2       In this Agreement:

"Aircraft" means the one (1) Bombardier CRJ 1000 aircraft bearing manufacturer's serial number 19002.

"Company Costs" means the costs of the Borrower's incorporation, continued existence as a company of good standing (which shall include the costs of any audit, share trustee, company secretarial and tax filings and fees payable to Templeco Corporate Services pursuant to the corporate services agreement entered into between the Borrower and Templeco Corporate Services as corporate services provider) and the costs of the bankruptcy, liquidation, winding-up, administration, insolvency, examinership, reorganisation or dissolution of the Borrower.

"Guaranteed Obligations" means any and all obligations and liabilities (irrespective of whether such obligations and liabilities are present, future, actual, prospective or contingent) of the Borrower:

(a)	to pay to the Finance Parties or any of them any and all amounts payable or expressed to be payable under or in connection with the Relevant Documents or any of them to which the Borrower is a party, provided that if in accordance with such Relevant Documents the recourse of the Finance Parties to the Borrower in respect of any such amounts is limited by the provisions of clause

3.2 (Limitation on recourse) of the Proceeds Deed then such amounts shall only constitute Guaranteed Obligations to the extent that the Finance Parties have recourse to the Borrower in accordance with clause 3.2 (Limitation on recourse) of the Proceeds Deed; and

(b)	under, or in respect of any Losses incurred by any Finance Party as a consequence of a breach by the Borrower of, clause 11 (Undertakings) of the SeniorLoan Agreement (other than clause 11.1.1 (Performance of obligations)) and clause 10 (Remarketing Period) of the Proceeds Deed, any provision of the Termination Side Letter, clauses 6 (Assignor's Covenants) and
9 (Further Assurance) of the Security Assignment, clauses 2.2.3 (Provisions Ancillary to Grants of Security) and 4 (Covenants of the Borrower) of the Aircraft Mortgage, and clauses 5 (Further Assurance) and 7 (Chargor's Representations and Undertakings) of the Share Charge.

"Lease Management Fees" means the management fees payable to Aerocentury Corp. pursuant to the lease management services agreement entered into between the Borrower and Aerocentury Corp. as lease manager on or about the date hereof.

"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment to be made by the Guarantor to the Security Agent or the Finance Parties pursuant to this Guarantee.

1.3	Unless a contrary indication appears, this Guarantee shall be interpreted in accordance with the rules of interpretation set out in clause 1.3 (Interpretation) of the Senior Loan Agreement mutatis mutandis.

1.4 Clause headings are for ease of reference only.

1.5 "$" and "dollars" denote lawful currency of the United States of America.

2. GUARANTEE

2.1	The Guarantor hereby irrevocably and unconditionally guarantees to the Security Agent and the other Finance Parties, on the terms set out in this Guarantee, the due and punctual payment and performance by the Borrower of the Guaranteed Obligations and agrees, within three (3) Business Days of receipt of the Security Agent's first written demand, to perform such Guaranteed Obligations which the Borrower shall at any time be liable to perform and pay to the Security Agent for account of the relevant Finance Parties every sum or sums of money which is payable pursuant to any of the Guaranteed Obligations.

2.2	The Guarantor hereby irrevocably and unconditionally agrees as a primary obligation to indemnify the Security Agent and the other Finance Parties on first demand by the Security Agent for and against any Loss incurred by any Finance Party as a result of any of the obligations, including without limitation, payment obligations, of the Borrower under or pursuant to the Relevant Documents to which the Borrower is a party being or becoming void, voidable, unenforceable or ineffective as against the Borrower for any reason whatsoever, whether or not known to any of the Finance Parties or any other person, the amount of such Loss being the amount which the person or persons suffering it would otherwise have been entitled to recover from the
Borrower.

2.3	The Guarantor hereby irrevocably and unconditionally agrees and undertakes with the Security Agent that the Guarantor will indemnify the Borrower and keep the Borrower indemnified and held harmless from and against the Company Costs and the Lease Management Fees, and the Guarantor undertakes with the Security Agent that whenever the Borrower does not pay any Company Cost or Lease Management Fee when due, the Guarantor shall immediately on demand pay that amount as if it was the principal obligor.

3. PRESERVATION OF RIGHTS

3.1	The obligations of the Guarantor herein contained shall be in addition to and shall be independent of every other Security which the Finance Parties or any of them may at any time hold in respect of any of the Borrower's obligations under the Relevant Documents.

3.2	The obligations of the Guarantor herein contained shall constitute and be continuing obligations notwithstanding any settlement of account or other matters or things whatsoever and, in particular, but without limitation, shall not be considered satisfied by any intermediate payment or satisfaction of all or any of the Borrower's obligations under the Relevant Documents and shall continue in full force and effect until full, final and indefeasible discharge of the Borrower's obligations pursuant to the Relevant Documents.

3.3	Neither the obligations of the Guarantor herein contained nor the rights, powers and remedies conferred in respect of the Guarantor upon the Security Agent and the other Finance Parties hereby or by law shall be discharged, impaired or otherwise affected by:

(a)	the bankruptcy, liquidation, winding-up, administration, insolvency, examinership, reorganisation or dissolution of the Borrower or any change in its status, function, control or ownership;

(b)	any of the obligations of the Borrower under the Relevant Documents or any Security taken in respect of the obligations of the Borrower thereunder being or becoming illegal, invalid, unenforceable or ineffective in any respect;

(c)	time or other indulgence being granted or agreed to be granted to the Borrower in respect of its obligations under the Relevant Documents or any such other Security;

(d)	any amendment to, or any variation, waiver or release of, any obligation of the Borrower under, or any condition arising or applying in relation to, the Relevant Documents or in relation to any such Security;

(e)	any failure to realise or fully to realise the value of, or any release, discharge, exchange or substitution of, any Security taken in respect of the Borrower's obligations under the Relevant Documents;

(f)	any failure to take or fully to take any Security which it is contemplated should be taken by any of the Finance Parties pursuant to any of the provisions of the Relevant Documents or otherwise agreed to be taken in respect of the Borrower's obligations under the Relevant Documents; or

(g)	any other act, event or omission which, but for this Clause 3.3 might operate to discharge, impair or otherwise affect any of the obligations of the Guarantor herein contained or any of the rights, powers or remedies conferred upon the Security Agent or the other Finance Parties by this Guarantee or by law.

3.4	Any settlement or discharge between the Guarantor and the Security Agent or any other Finance Party in respect of the Guaranteed Obligations shall be conditional upon no security or payment to the Security Agent or any Finance Party by the Borrower or the Guarantor or any other person on behalf of the Borrower or, as the case may be, the Guarantor, being avoided or reduced by virtue of any provision or enactment relatingto bankruptcy, liquidation, winding-up, administration, insolvency, examinership, reorganisation or dissolution for the time being in force and, if any such security or payment in respect of the Guaranteed Obligations is so avoided or reduced, the Security Agent or the other relevant Finance Party shall be entitled to recover the value or amount of such security or payment so avoided or reduced from the Guarantor subsequently as if such settlement or discharge had not occurred.

3.5	Neither the Security Agent nor any other Finance Party shall be obliged before exercising any of the rights, powers or remedies conferred upon it in respect of the Guarantor hereby or by law:

(a) to make any demand of the Borrower;

(b) to take any action or obtain judgment in any court against the Borrower;

(c)	to make or file any claim or proof in a bankruptcy, liquidation, winding-up, administration, insolvency, examinership, reorganisation or dissolution of the Borrower; or

(d)	to enforce or seek to enforce any other security taken in respect of any of the obligations of the Borrower under the Relevant Documents.

3.6	The Guarantor agrees that until the expiry of the Aircraft Security Period it shall not exercise any rights which it may at any time have by reason of performance by it of its obligations hereunder:

(a) to be indemnified by the Borrower; and/or

(b)	to claim any contribution from any other guarantor of the Borrower's obligations under the Relevant Documents to which the Borrower is a party; and/or

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Security Agent or any other Finance Party hereunder or of any other Security taken pursuant to, or in connection with, the Relevant Documents by all or any of the Finance Parties.

4. REPRESENTATIONS

4.1	The Guarantor represents and warrants on the date hereof, on the date of the Utilisation Request, on the Utilisation Date and (save for the representations and warranties made or given pursuant to Clause 4.1(d) and Clause 4.1(e)) on each Payment Date that:

(a)	it has power to enter into this Guarantee and to exercise its rights and perform its obligations hereunder and all action required to authorise its execution of this Guarantee and its performance of its obligations hereunder has been duly taken;

(b)	under the laws of England and Wales, the claims of the Security Agent or any other Finance Party against the Guarantor under this Guarantee will rank at least pari passu with the claims of all its unsecured and unsubordinated creditors save those whose claims are preferred solely by any bankruptcy, liquidation,winding-up, administration, insolvency, examinership, reorganisation or dissolution or other similar laws of general application;

(c)	all acts, conditions and things required to be done, fulfilled and performed in order (i) to enable it lawfully to enter into, exercise its rights under and perform and comply with the obligations expressed to be assumed by it in this Guarantee, (ii) to ensure that the obligations expressed to be assumed by it in this Guarantee are legal, valid and binding, and (iii) to make this Guarantee admissible in evidence in England and Wales or in any other relevant jurisdiction have been done, fulfilled and performed;

(d)	under the laws of England and Wales, it is not necessary that this Guarantee be filed, recorded or enrolled with any court or other authority in England and Wales or that any stamp, registration or similar tax be paid on or in relation to this Guarantee;

(e)	under the laws of England and Wales, there are no restrictions on, nor are any Authorisations required of, the Guarantor or the Borrower in respect of the payment by the Guarantor and the Borrower of United States dollars to the Security Agent or the Finance Parties in connection with the discharge of their respective obligations under this Guarantee and the Relevant Documents;

(f)	the obligations expressed to be assumed by it in this Guarantee are its legal, valid and binding obligations enforceable in accordance with the terms hereof except insofar as enforceability may be limited by (i) applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or (ii) application of general principles of equity and/or (iii) such other qualifications specifically referred to in any qualifications section of any legal opinion in respect of this Guarantee delivered to the Facility Agent under Schedule 3 of the Senior Loan Agreement;

(g)	the execution of this Guarantee and its exercise of its rights and performance of its obligations hereunder do not constitute and will not result in any breach of any law, agreement or treaty binding on the Guarantor;

(h) the Guarantor directly owns all of the Borrower's share capital; and

(i)	in any proceedings taken in the Guarantor's jurisdiction of incorporation or in any other jurisdiction in relation to this Guarantee, the Guarantor will not be entitled to claim for the Guarantor or any of the Guarantor's assets immunity from suit, execution, attachment or other legal process.

5. COVENANTS

5.1 The Guarantor shall:

(a)	obtain, comply with the terms of and do all that is necessary to maintain in full force and effect all Authorisations required in or by the laws and regulations of any relevant jurisdiction applicable to it to enable it lawfully to enter into and perform its obligations under this Guarantee, to ensure the legality, validity, enforceability or admissibility in evidence in any relevant jurisdiction of this Guarantee and in relation to the payment of United States dollars by the Guarantor to the Security Agent and the other Finance Parties;

(b)	retain at least (directly) one hundred per cent. (100%) of the issued share capital of the Borrower, unless the prior written consent of the Security Agent has been obtained;

(c)	ensure that at all times the claims of the Security Agent and the other Finance Parties against it under this Guarantee rank at least pari passu with the claims of all unsecured and unsubordinated creditors save those whose claims are preferred by any bankruptcy, insolvency or other similar laws of general application;

(d)	procure that the Borrower complies and continues to comply with the undertakings provided in clauses 11 (Undertakings), 16 (Assignment, transfers and lending offices) and 26 (Amendments and waivers) of the Senior Loan Agreement and any analogous provisions in any Security Document; and

(e)	ensure that (i) the Borrower is properly and prudently managed and maintained in a manner consistent with good industry practice, and (ii) the Borrower complies with all its obligations under Applicable Law.

6. PAYMENTS

6.1	On each date upon which this Guarantee requires an amount to be paid by the Guarantor hereunder, the Guarantor shall make the same available to the Security Agent by payment in the currency in which the same is due from the Borrower in accordance with the terms of the relevant Relevant Document and in immediately available, freely transferable, cleared funds to such account as the Security Agent shall from time to time have specified for this purpose.

6.2	All payments to be made by the Guarantor under this Guarantee shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

7. TAX GROSS UP AND INDEMNITIES

7.1	The Guarantor shall make all payments to be made by it under this Guarantee without any Tax Deduction, unless a Tax Deduction is required by law.

7.2	The Guarantor shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Security Agent accordingly.

7.3	If a Tax Deduction is required by law to be made by the Guarantor, the amount of the payment due from it shall be increased to an amount which (after making any Tax Deduction and any other payments required in connection with any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

7.4	If the Guarantor is required to make a Tax Deduction, it shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

7.5	Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Guarantor shall deliver to the Security Agent for any Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment has been paid to the relevant taxing authority.

8. CURRENCY INDEMNITY

8.1	If any sum due from the Guarantor under this Guarantee (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable in accordance with a demand made pursuant to this Guarantee into another currency (the "Second Currency") for the purpose of:

8.1.1     making or filing a claim or proof against the Guarantor;

8.1.2	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Guarantor shall as an independent obligation, within three (3) Business Days of receipt of the Security Agent's written demand, indemnify the Security Agent on behalf of any relevant Finance Party to whom that Sum is due against any Loss arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum, in each case such rate of exchange to be the prevailing rate of exchange for such amount then available to the Security Agent.

8.2	The Guarantor waives any right it may have in any applicable jurisdiction to pay any amount under this Guarantee in a currency or currency unit other than that in which it is expressed to be payable in the demand made under this Guarantee. If the Guarantor fails to pay any amount under this Guarantee in the currency in which it is demanded, the Guarantor hereby indemnifies the Security Agent on behalf of any relevant result of the conversion of the amount received into the currency of the amount demanded at such rate of exchange to be the prevailing rate of exchange for such amount then available to such Finance Party.

9. PARTIAL INVALIDITY

If, at any time, any provision of the Relevant Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

10. REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of the Security Agent or any other Finance Party, any right or remedy under the Relevant Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Guarantee are cumulative and not exclusive of any rights or remedies provided by law.

11. AMENDMENTS

Any term of this Guarantee may be amended only with the consent of the Security
Agent and the Guarantor.

12. NOTICES

12.1	Any communication or demand to be made under or in connection with this Guarantee shall be made in writing and, unless otherwise stated, may be made by fax or letter.

12.2	The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each party for any communication, demand or document to be made or delivered under or in connection with this Guarantee is that identified with its name on the below signature pages or any substitute address or fax number or department or officer as notified by such party to the other party by not less than five (5) Business Days' notice.

12.3	Any communication, demand or document made or delivered by one person to another under or in connection with this Guarantee will only be effective and for all purposes shall be deemed received:

(a)      if by way of fax, when received in legible form; or

(b)	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department and/or officer is specified as part of its address details provided under Clause 12.2, if addressed to that department and/or officer.

be effective only when actually received by the Security Agent and then only if it is expressly marked for the attention of the department and/or officer identified with the Security Agent's signature below (or any substitute department and/or officer as the Security Agent shall specify for this purpose).

12.5	Any communication or document made or delivered to the Borrower in accordance with any Relevant Document will be deemed to have been made or delivered to the Guarantor.

12.6	Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to Clause 12.2 or changing its own address or fax number, the Security Agent shall notify the other parties to the Relevant Documents.

12.7 Any notice given under or in connection with this Guarantee must be in English.

13. CALCULATIONS AND CERTIFICATES

13.1	In any litigation or arbitration proceedings arising out of or in connection with this Guarantee, the entries made in the accounts maintained by a Finance Party are, in the absence of manifest error, prima facie evidence of the matters to which they relate.

13.2	Any certification or determination by a Finance Party of a rate or amount under this Guarantee given in reasonable detail will be, in the absence of manifest error, prima facie evidence of the matters to which it relates.

14. BENEFIT OF GUARANTEE

14.1	This Guarantee shall be binding upon and enure to the benefit of each party hereto and its successors, assigns and transferees.

14.2	The Guarantor shall not be entitled to assign or transfer all or any of its rights, benefits and obligations hereunder without the prior written consent of the Security Agent.

14.3	The Guarantor agrees and acknowledges that if the Security Agent is replaced by, or assigns or transfers all or any of its rights, benefits and obligations under the Relevant Documents to, another person (such person being referred to as the "New Security Agent") in accordance with the provisions of the Relevant Documents then such New Security Agent shall be entitled to the same rights, title and interest in and to this Guarantee as the Security Agent has immediately prior to such replacement, assignment or transfer. The Guarantor hereby agrees to take all such actions, including without limitation, the execution of such documents, as requested by the Security Agent which are necessary or desirable in order to effect any replacement, assignment or transfer contemplated pursuant to this Clause 14 and/or to ensure the New Security Agent is entitled to such rights, title and interest in and to this Guarantee.

15. RELEVANT DOCUMENT

The parties hereto agree that this Guarantee is a Relevant Document for the purposes of, and as defined in, the Senior Loan Agreement.

16. THIRD PARTY RIGHTS

A person who is not a party to this Guarantee will have no rights under the Contract (Rights of Third Parties) Act, 1999 (the "Act") to enforce any of the terms hereof, provided that each Finance Party may enforce its rights under this Guarantee in accordance with the terms of the Act.

17. LAW AND JURISDICTION

17.1	This Guarantee, and any non-contractual obligations in connection herewith, shall be governed by, and construed in accordance with, English law.

17.2	The parties agree that the courts of England shall have exclusive jurisdiction to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Guarantee and for such purposes irrevocably submits to the jurisdiction of such courts.

17.3	The Guarantor irrevocably waives any objection which it may have now or hereafter to such courts as are referred to in Clause 17.2 being nominated as the forum to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Guarantee and agrees not to claim that any such court is an inconvenient or inappropriate forum.

17.4	The submission to the courts of England is for the benefit of the Security Agent and the other Finance Parties only and shall not (and shall not be construed so as to) limit the rights of the Security Agent or any other Finance Party to take proceedings against the Guarantor in any other court of competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

17.5	The Guarantor hereby consents generally in respect of any legal action or proceeding arising out of or in connection with this Guarantee, to the giving of any relief or the issue of any process in connection with such action or proceeding including, without limitation, the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which may be made or given in such action or proceeding.

17.6	To the extent that the Guarantor may in any jurisdiction claim for itself or its assets immunity from suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process and to the extent that in any such jurisdiction there may be attributed to itself or its assets such immunity (whether or not claimed), the Guarantor hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction and, in particular, to the extent that in any proceedings taken in England the foregoing waiver of immunity shall have the fullest scope permitted by and be construed in accordance with the English State Immunity Act 1978 and that this waiver is intended to be irrevocable for the purposes of such Act.

17.7	Without prejudice to any other mode of service allowed under any Applicable Law, the Guarantor:

17.7.1	irrevocably appoints Temple Secretarial Limited at 16 Old Bailey, London EC4M 7EG or at its registered office from time to time as its agent for service of process in relation to any proceedings before the English courts in connection with any Relevant Document; and

17.7.2	agrees that failure by a process agent to notify the Guarantor of the proceeding will not invalidate the proceedings concerned.

IN WITNESS WHEREOF, the parties hereto have caused this Guarantee to be duly executed and delivered as a deed the day and year first before written.

SIGNATURES – GUARANTEE (MSN 19002)

The Guarantor

SIGNED as a DEED                                                ) on behalf of AEROCENTURY CORP.                  ) a Delaware corporation, acting by                            )
) being a person who, in accordance with the laws of ) that territory, is acting under the authority of           ) AEROCENTURY CORP.                                      ) In the presence of:

Witness's signature: Name:

Address:        AeroCentury Corp., 1440 Chapin Avenue, Suite 310, Burlingame, CA 94010

Fax:               +1 650 696 3929

Attention:      President

SIGNATURES

The Security Agent

EXECUTED and DELIVERED as a DEED            ) by EXPORT DEVELOPMENT CANADA          ) as Security Agent                                                      )

acting by:

In the presence of:

Witness: Name: Address:

Address: Export Development Canada
150 Slater Street Ottawa, Ontario Canada  K1A 1K3

Fax: +1 613 598 2514 and +1 613 598 3186

Attention: Loan Services/Asset Management